Exhibit 99.1

Bio-Path Holdings to Present at the 2020 American Society of Clinical Oncology Annual Meeting

HOUSTON—May 13, 2020 – Bio-Path Holdings, Inc., (NASDAQ: BPTH), a biotechnology company leveraging its proprietary DNAbilize™ liposomal delivery and antisense technology to develop a portfolio of targeted nucleic acid cancer drugs, today announced an upcoming virtual poster presentation at the 2020 American Society of Clinical Oncology (ASCO) Annual Meeting, taking place from May 29-31, 2020.

Dr. Maro Ohanian, Department of Leukemia, University of Texas M.D. Anderson Cancer Center, will discuss the Phase 2 study design of BP1001 (liposomal Grb2 antisense), the Company’s lead drug candidate, in combination with decitabine as a potential treatment for patients diagnosed with acute myeloid leukemia or high-risk myelodysplastic syndrome.

Details for the virtual poster presentation are as follows:

Date: Friday, May 29, 2020

Presentation Time: 8:00 am Eastern Time

Session: Hematologic Malignancies – Leukemia, Myelodysplastic Syndromes, and Allotransplant

Abstract: TPS7561

Poster: 334

Title: A phase II study of BP1001 (liposomal Grb2 antisense oligonucleotide) in patients with hematologic malignancies

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company developing DNAbilize®, a novel technology that has yielded a pipeline of RNAi nanoparticle drugs that can be administered with a simple intravenous transfusion. Bio-Path’s lead product candidate, prexigebersen (BP1001,

targeting the Grb2 protein), is in a Phase 2 study for the treatment of blood cancers and has filed an IND for a Phase 1 clinical trial for solid tumors. The Company’s second pipeline candidate is BP1002, which targets the Bcl-2 protein and is planned to be evaluated for the treatment of lymphoma and chronic lymphocytic leukemia. In addition, an IND application for BP1003, a novel liposome-incorporated STAT3 antisense oligodeoxynucleotide developed by Bio-Path as a specific inhibitor of STAT3, is expected to be filed in 2020.

For more information, please visit the Company's website at

http://www.biopathholdings.com.

Contact Information:

Investors

Will O’Connor

Stern Investor Relations, Inc.

212-362-1200

will@sternir.com

Doug Morris

Investor Relations

Bio-Path Holdings, Inc.

832-742-1369